EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron
Chief Financial Officer
818-591-9800

UNICO AMERICAN CORPORATION REPORTS
FIRST QUARTER 2010 FINANCIAL RESULTS

Woodland Hills, CA, May 13, 2010 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three months ended March 31, 2010.  For the three months ended March 31, 2010, revenues were $9.9 million and net income was $0.5 million ($0.09 diluted income per share) compared with revenues of $10.6 million and net income of $1.0 million ($0.18 diluted income per share) for the three months ended March 31, 2009.

As of March 31, 2010, the Company had cash and investments (at amortized cost) of $137.0 million.  Of that amount, $121.2 million, or 88%, were in long-term fixed maturity investments, and 78% of those long-term fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $73.7 million as of March 31, 2010, or $13.89 per common share including unrealized after-tax investment gains of $2.6 million, compared to Stockholders’ equity of $73.3 million as of December 31, 2009, or $13.82 per common share including unrealized after-tax investment gains of $2.7 million.

The marketplace continued to soften during the first quarter of 2010, causing further decline in the Company’s sales. Nonetheless, the Company remains optimistic and anticipates that its work to expand the Company’s products and services will ultimately prove successful.  As the Company continues that work, it is also reducing expenses and deploying new procedures in order to maintain maximum efficiency.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

UNAUDITED
($ in thousands)

	March 31	December 31
	2010	2009

ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: March 31,
2010 $121,227; December 31, 2009 $128,441)	$125,179	$132,595
Short-term investments, at cost	15,761	9,158
Total Investments	140,940	141,753
Cash	8	119
Accrued investment income	755	764
Premium and notes receivable, net	4,483	4,365
Reinsurance recoverable:
Paid losses and loss adjustment expenses	303	453
Unpaid losses and loss adjustment expenses	15,487	16,176
Deferred policy acquisition costs	4,847	4,956
Property and equipment (net of accumulated depreciation)	178	221
Deferred income taxes	721	633
Other assets	542	669
Total Assets	$168,264	$170,109

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$69,537	$71,585
Unearned premium	17,891	18,812
Advance premium and premium deposits	1,365	1,034
Income taxes payable	95	-
Accrued expenses and other liabilities	5,695	5,363
Total Liabilities	$94,583	$96,794

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,306,204 at March 31, 2010, and 5,306,204 at
December 31, 2009	$3,437	$3,437
Accumulated other comprehensive income	2,609	2,742
Retained earnings	67,635	67,136
Total Stockholders’ Equity	$73,681	$73,315

Total Liabilities and Stockholders' Equity	$168,264	$170,109

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended
	March 31
	2010	2009
REVENUES
Insurance Company Revenues
Premium earned	$9,389	$9,874
Premium (ceded)	(1,947)	(2,255)
Net premium earned	7,442	7,619
Net investment income	939	1,224
Other income	180	204
Total Insurance Company Revenues	8,561	9,047

Other Revenues from Insurance Operations
Gross commissions and fees	1,249	1,440
Investment income	1	-
Finance charges and fees	86	99
Other income	1	2
Total Revenues	9,898	10,588

EXPENSES
Losses and loss adjustment expenses	5,308	4,635
Policy acquisition costs	1,887	1,954
Salaries and employee benefits	889	1,429
Commissions to agents/brokers	192	314
Other operating expenses	858	709
Total Expenses	9,134	9,041

Income Before Taxes	764	1,547
Income Tax Expense	265	518
Net Income	$499	$1,029

PER SHARE DATA:
Basic
Earnings Per Share	$0.09	$0.18
Weighted Average Shares	5,306	5,569
Diluted
Earnings Per Share	$0.09	$0.18
Weighted Average Shares	5,350	5,607

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
($ in thousands)

	For the Three Months Ended
	March 31
	2010	2009
Cash Flows from Operating Activities:
Net Income	$499	$1,029
Adjustments to reconcile net income to net cash from operations
Depreciation	31	49
Bond amortization, net	11	85
Changes in assets and liabilities
Premium, notes and investment income receivable	(110)	(864)
Reinsurance recoverable	839	108
Deferred policy acquisition costs	109	(145)
Other assets	(65)	(9)
Unpaid losses and loss adjustment expenses	(2,048)	(3,210)
Unearned premium	(920)	743
Advance premium and premium deposits	331	438
Accrued expenses and other liabilities	333	(9)
Income taxes current/deferred	267	(129)
Net Cash (Used) by Operating Activities	(723)	(1,914)

Cash Flows from investing Activities
Purchase of fixed maturity investments	(1,297)	(2,196)
Proceeds from maturity of fixed maturity investments	8,500	7,200
Net (increase) in short-term investments	(6,603)	(2,984)
Write-offs (Additions) to property and equipment	12	(49)
Net Cash Provided by Investing Activities	612	1,971

Cash Flows from financing Activities
Repurchase of common stock	-	(52)
Net Cash (Used) by Financing Activities	-	(52)

Net (decrease) increase in cash	(111)	5
Cash at beginning of period	119	28
Cash at End of Period	$8	$33

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	-	-
Income taxes	-	$650